Exhibit (d)(4)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (“Agreement”) is being entered into as of November 19, 2009, between Diedrich Coffee, Inc. (“Diedrich”), on the one hand, and Green Mountain Coffee Roasters, Inc. (“Green Mountain”), on the other. Diedrich and Green Mountain are referred to collectively as the “Parties” and each is individually referred to as a “Party”).

In order to facilitate the consideration and negotiation of a possible transaction involving Diedrich and Green Mountain, each Party has requested access to certain non-public information regarding the other Party and the other Party’s subsidiaries. (Each Party, in its capacity as a provider of information, is referred to in this Agreement as the “Provider”; and each Party, in its capacity as a recipient of information, is referred to in this Agreement as the “Recipient.”) This Agreement sets forth the Parties’ obligations regarding the use and disclosure of such information and regarding various related matters.

The Parties, intending to be legally bound, subject to Section 8(k), acknowledge and agree as follows:

1. Limitations on Disclosure and Use of Confidential Information.

(a) The Recipient will take reasonable precautions (consistent with the precautions it ordinarily takes to safeguard its own confidential documents) to safeguard the confidentiality of the Provider’s Confidential Information (as defined in section 7 below); provided, however, that: (i) the Recipient will be permitted to furnish and otherwise disclose the Provider’s Confidential Information to those of its Representatives who need to know such Confidential Information for the purpose of helping the Recipient evaluate or negotiate a possible transaction between the Parties and who are advised or otherwise made aware that such Confidential Information is confidential; and (ii) the Recipient and its Representatives will be permitted to furnish and otherwise disclose the Provider’s Confidential Information to the extent that the Recipient or any of its Representatives determines in good faith that disclosure thereof is required by any law, rule, regulation, judicial order, administrative order, subpoena, interrogatory, discovery request, investigative demand or other legal requirement or legal process. If the Recipient or any of its Representatives determines in good faith that disclosure of any of Provider’s Confidential Information is required by any law, rule, regulation, judicial order, administrative order, subpoena, interrogatory, discovery request, investigative demand or other legal requirement or legal process, then the Recipient or such Representative will provide prompt notice of such disclosure requirement and provide reasonable cooperation to the Provider in any attempt by the Provider to obtain a protective order or other appropriate remedy.

(b) The Recipient will not, and the Recipient will take reasonable precautions to cause its Representatives not to, make use of any of the Provider’s Confidential Information, except for the specific purpose of considering, evaluating and negotiating a possible transaction between the Parties.

(c) Except to the extent required by any law, rule, regulation, judicial order, administrative order, subpoena, interrogatory, discovery request, investigative demand or other legal requirement or legal process, neither Party will make or permit any disclosure to any Person (other than to such Party’s Representatives who agree not to permit or make any disclosure to any Person) regarding (i) the existence or terms of this Agreement, or the fact that Confidential Information has been made available to the Recipient or any of its Representatives, or (ii) the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving the Parties (whether the Parties are identified by name or by any description enabling a reasonable Person to discern a Party’s name), or the proposed terms of any such transaction.

(d) Access to the Provider’s Confidential Information shall not preclude an individual employee or other Representative of the Recipient who has seen or otherwise had access to such Confidential Information for the purposes of this Agreement from working on future projects that relate to similar subject matters, provided that such individual does not use or make reference to the Confidential Information in doing so.

2. No Representations by Provider. Neither the Provider nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the Provider’s Confidential Information, and neither the Provider nor any of its Representatives will have any liability to the Recipient or to any of the Recipient’s Representatives relating to or resulting from the use of any of the Provider’s Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a negotiated transaction between the Parties and is validly executed on behalf of the Parties (a “Definitive Agreement”) will have legal effect.

3. Return of Confidential Information. Upon the Provider’s request, the Recipient and the Recipient’s Representatives will deliver to the Provider any of the Provider’s Confidential Information (and all copies thereof) obtained or possessed by the Recipient or any of the Recipient’s Representatives; provided, however, that, in lieu of delivering to the Provider any written materials of the type described in clause “(b)” of the first sentence of section 7 below, the Recipient may destroy such written materials and deliver to the Provider a certificate confirming their destruction. Notwithstanding the delivery to the Provider (or the destruction by the Recipient) of Confidential Information of the Provider pursuant to this section 3, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement.

4. No Obligation to Pursue Transaction. Unless the Parties enter into a Definitive Agreement, no agreement providing for a transaction involving either of the Parties will be deemed to exist between the Parties, and neither Party will be under any obligation to negotiate or enter into any such agreement or transaction with the other Party. Each Party recognizes that, except as expressly provided in any binding written agreement between the Parties that is executed on or after the date of this Agreement: (i) the other Party and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party; and (ii) except pursuant to this Agreement, such Party will not have any rights or claims against the other Party or any of the other Party’s Representatives arising out of or relating to any transaction or proposed transaction involving the other Party.

5. No Waiver. No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

6. Successors and Assigns; Applicable Law; Jurisdiction and Venue. This Agreement will be binding upon and inure to the benefit of each Party and its Representatives and their respective heirs, successors and assigns. This Agreement will be governed by and construed in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws). Each Party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of California for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth opposite the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of California; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of California has been brought in an inconvenient forum.

7. Confidential Information. For purposes of this Agreement, the Provider’s “Confidential Information” will be deemed to include only the following:

(a) any confidential or proprietary information (including any confidential or proprietary technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating to the business of the Provider, any predecessor entity or any subsidiary or other affiliate of the Provider (whether prepared by the Provider or by any other Person and whether or not in written form) that is made available to the Recipient or any Representative of the Recipient by or on behalf of the Provider or any Representative of the Provider; and

(b) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any Representative of the Recipient and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause “(a)” of this sentence;

Notwithstanding the foregoing, the Provider’s “Confidential Information” will not be deemed to include:

(i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient’s Representatives;

(ii) any information that was in the Recipient’s possession prior to the time it was first made available to the Recipient or any of the Recipient’s Representatives by or on behalf of the Provider or any of the Provider’s Representatives, provided that the source of such information was not and is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information;

(iii) any information that becomes available to the Recipient on a non-confidential basis from a source other than the Provider or any of the Provider’s Representatives, provided that such source is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information; or

(iv) any information that is independently developed by the Recipient or any of the Recipient’s Representatives without the use of or reference to any of the Provider’s Confidential Information.

8. Miscellaneous.

(a) For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each Person that is or becomes (i) a subsidiary or other affiliate of such Party or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s subsidiaries or other affiliates.

(b) The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(c) In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing party in such action or suit shall be entitled to receive its actual and reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit, including any related appeals.

(d) In addition to all other remedies available (at law or otherwise) to a Party, each Party shall be entitled to equitable relief (including injunction and specific performance) as a remedy for any breach or threatened breach of any provision of this Agreement, it being understood and agreed that monetary damages may not be a sufficient remedy. Neither Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph “(d),” and each Party waives any right it may have to require that the other Party obtain, furnish or post any such bond or similar instrument.

(e) The obligations of the Recipient and the Recipient’s Representatives under Section 1 of this Agreement will terminate on the second anniversary of the date hereof.

(f) The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.

(g) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(h) By making Confidential Information or other information available to the Recipient or the Recipient’s Representatives, the Provider is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.

(i) To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

(j) This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof and supersedes any prior agreement between the Parties regarding the subject matter hereof, including, without limitation, the Mutual Non-Disclosure Agreement, dated as of June 18, 2007, between the Parties, as amended by an Amendment No. 1 to Mutual Non-Disclosure Agreement, dated as of July 1, 2009, between the Parties.

(k) Reference is made to that certain Agreement and Plan of Merger, dated as of November 2, 2009, by and among Peet’s Coffee & Tea, Inc., a Washington corporation (“Peet’s”), Marty Acquisition Sub, Inc., a Delaware corporation, and Diedrich (as amended from time to time, the “Merger Agreement”). Notwithstanding anything to the contrary in this Agreement, Diedrich shall not be required to comply with any term of this Agreement if such compliance would result in, or would reasonably be expected to result in, the breach by Diedrich of any term of the Merger Agreement, including, without limitation, the covenants of Diedrich thereunder to inform Peet’s of the existence of this Agreement and the terms of any proposed transaction between the Parties.

The parties have caused this Agreement to be executed as of the date first written above.

DIEDRICH COFFEE, INC.		GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/s/ SEAN M. MCCARTHY	By:	/s/ FRANCES G. RATHKE

Title:	Chief Financial Officer	Title:	Chief Financial Officer
Address:	28 Executive Park, Suite 200 Irvine, California 92614	Address:	33 Coffee Lane Waterbury, VT 05676